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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                               AMENDMENT NO. 1 TO
                                 SCHEDULE 14D-9

                                 (RULE 14d-101)

       SOLICITATION/RECOMMENDATION STATEMENT UNDER SECTION 14(d)(4) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                            -------------------------

                          HUSSMANN INTERNATIONAL, INC.
                            (Name of Subject Company)

                          HUSSMANN INTERNATIONAL, INC.
                        (Name of Person Filing Statement)

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                    COMMON STOCK, $0.001 PAR VALUE PER SHARE
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                         (Title of Class of Securities)

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                                   448110 10 6
                      (CUSIP Number of Class of Securities)

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                              BURTON HALPERN, ESQ.
                  VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                          HUSSMANN INTERNATIONAL, INC.
                           12999 ST. CHARLES ROCK ROAD
                         BRIDGETON, MISSOURI 63044-2483
                                 (314) 291-2000
   (Name, Address and Telephone Number of Person Authorized to Receive Notice and Communications on Behalf of the Person Filing Statement)

                            -------------------------

                                    Copy to:

                            RICHARD D. KATCHER, ESQ.
                         WACHTELL, LIPTON, ROSEN & KATZ
                               51 WEST 52ND STREET
                            NEW YORK, NEW YORK 10019
                                 (212) 403-1000

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|_|  CHECK THE BOX IF THE FILING RELATES SOLELY TO PRELIMINARY COMMUNICATIONS
     MADE BEFORE THE COMMENCEMENT OF A TENDER OFFER.

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                                 AMENDMENT NO. 1
                                TO SCHEDULE 14D-9

     This Amendment No. 1 to Schedule 14D-9 amends and supplements the Schedule 14D-9 (the "Schedule 14D-9") initially filed with the Securities and Exchange Commission on May 16, 2000, by Hussmann International, Inc. (the "Company"), relating to a tender offer commenced by IR Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Ingersoll-Rand Company, a New Jersey corporation, on May 16, 2000 to purchase all of the outstanding shares of common stock, par value $.001 per share, of the Company.

     The information in the Schedule 14D-9 is hereby expressly incorporated herein by reference, except as otherwise set forth below.


ITEM 9.  MATERIAL TO BE FILED AS EXHIBITS.

   Item 9 of Schedule 14D-9 is hereby amended and supplemented by adding the following exhibit (filed herewith):



EXHIBIT                              DESCRIPTION
NO.
--------  --------------------------------------------------------------------
(a)(7)    Memorandum dated May 30, 2000, from the Company to Hussmann employees.









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                                    SIGNATURE

   After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                     HUSSMANN INTERNATIONAL, INC.


                                     By:  /s/ BURTON HALPERN
                                         ----------------------------------
                                         Name:   Burton Halpern
                                         Title:  Vice President, General Counsel
                                                 and Secretary


Dated: May 30, 2000








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